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                                                                     Exhibit 4.2


                                 FIRST AMENDMENT
                            TO THE RESTATED COTT USA
                        401(K) SAVINGS & RETIREMENT PLAN


      WHEREAS, the Restated Cott USA 401(k) Savings & Retirement Plan (the "Plan") was adopted on December 22, 2000;

      WHEREAS, under Section XIII of the Plan, BCB USA Corp. reserved the right to amend the provisions of the Plan; and

      WHEREAS, it has become necessary to amend the Plan in order to (i) provide certain provisions pertaining to employees of RC Cola into the Plan and (ii) make certain other changes to the Plan.

      NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 1.52(b) is amended by adding a new paragraph (v) at the end thereof to read:

            "(v) If on July 19, 2001 an Employee was employed by Royal Crown, Dr. Pepper/Seven Up Inc. or Dr. Pepper/Seven Up Manufacturing Co. and on July 20, 2001 such Employee was employed by BCB USA Corp., any period during which such individual was employed by Royal Crown, Dr. Pepper/Seven Up Inc. and/or Dr. Pepper/Seven Up Manufacturing Co. shall be treated as employment as an Employee for purposes of calculating a "Year of Service."


      2. Article II is amended by adding a new Section 2.6 at the end thereof to read:

            "2.6 Notwithstanding anything contained herein, if an individual was a participant in the CBI Holdings Inc. Employees' Savings Plan on July 19, 2001 and was an Employee other than an Employee described in clauses
      (a)-(c) of Section 1.14 on July 20, 2001, such individual may become a Participant hereunder on July 20, 2001 or any Entry Date thereafter (or on a subsequent date) in accordance with Section 2.3.

      3. Section 7.3(a)(ii) is amended by adding the following clause to the end thereof to read:

      "; provided, however, that a Participant who was a participant in the CBI Holdings Inc. Employees' Savings Incentive Plan on July 19, 2001 and was an Employee on July 20, 2001, shall be one-hundred percent (100%) vested in his Matching Account and Employer Account at all times."
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      4.    Section 9.1(c) shall be amended to read as follows:
            "(c) The minimum loan shall be $1,000 and except as otherwise provided in this paragraph (c), only one loan may be outstanding at any time. Effective October 1, 2001 two loans may be outstanding at any time provided one of such loans is used to solely purchase the Participant's primary residence. For purposes of this paragraph, any loan(s) that is rolled over into the Plan in accordance with Section 3.4(d) shall not be considered an outstanding loan(s) under the Plan.

      5.    Effective Dates.

            (a) The amendments made by paragraphs 1, 2 and 3 shall be effective as of July 20, 2001.

            (b) The amendments made by paragraph 4 shall be effective October 1, 2001.


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      IN WITNESS WHEREOF, BCB USA Corp. has executed this First Amendment to the Plan on this 16th day of August, 2001.
                              BCB USA CORP.

                              By: /s/ Colin D. Walker
                                 -------------------------------------------

                              Title: Senior Vice President
                                    -----------------------------------------

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